Exhibit 10(a)23
SIXTH AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL BENEFIT PLAN
WHEREAS, Southern Company Services, Inc. heretofore established and adopted the Southern Company Supplemental Benefit Plan, as amended and restated effective June 30, 2016 (the “Plan”);
WHEREAS, under Section 6.2 of the Plan, the Benefits Administration Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company (as defined in the Plan), or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority; and
WHEREAS, the Administrative Committee by the Resolution on November 8, 2019 has determined it is appropriate to amend the Plan to reflect the new method of allocating Pension Benefit liability for Participants who have been employed by more than one Employing Company.
NOW, THEREFORE, effective as of January 1, 2019, the Plan is hereby amended as follows:
1.
The Plan is hereby amended by deleting Section 5.6 in its entirety and replacing it with the following:
5.6.    Allocation of Pension Benefit Liability. If a Participant entitled to a Pension Benefit has been employed by more than one Employing Company, then the Employing Company that employed the Participant as of the date of his Separation from Service, as determined by the Administrative Committee, will be responsible for payment of the entire Pension Benefit liability to such Participant. However, settlement of obligations of the Pension Benefit liability for Participants who transfer employment shall occur among the Employing Companies using the methods described in this Section 5.6.
(a)    Transfers On or After January 1, 2019. With respect to a Participant with a Pension Benefit who transfers employment from one Employing Company to another Employing Company on or after January 1, 2019, the prior Employing Company shall be responsible for paying the Participant’s Pension Benefit earned through the date of the Participant’s transfer.
(1) Calculation. The amount of money to be transferred to the new Employing Company by the prior Employing Company as payment for the transferred liability shall be the Participant’s accumulated benefit obligation under Accounting Standards Codification Section 715 as of December 31 of the year during which he transfers employment, using data, assumptions, methods, and Plan provisions as of the applicable ASC 715 measurement date.
(2)    Transfer of Pension Benefit Liability. The Pension Benefit liability for such Participant will be transferred from the prior Employing Company to the Participant’s new Employing Company in the Plan Year following the year in which the Participant’s employment transfer occurs, or as soon as administratively feasible thereafter, using the method described in this paragraph (a).
(3)    Payment. Payment of the amount described in paragraph (a)(2) will be made by the Employing Company at which the Participant was employed immediately prior to his date of transfer to the Employing Company to which the Participant’s employment is transferred as soon as administratively feasible following completion of the calculation described in paragraph (a)(2). A transferring Employing Company’s share of a Participant’s Pension Benefit liability will be adjusted with interest from the date liability for the Participant’s Pension Benefit is transferred to his new Employing Company to the date his Pension Benefit liability is settled with such new Employing Company. For purposes of this paragraph (a)(3), the interest rate shall be the 30-year Treasury yield as published by the Department of Treasury for purposes of compliance with Code Section 417(e) determined for September of the calendar year preceding the year in which the transfer of Pension Benefit liability occurs.
(b)    Transfers Prior to January 1, 2019. With respect to a Participant with a Pension Benefit who transferred employment from one or more Employing Companies to another prior to January 1, 2019 and who has not commenced payment of his Pension Benefit, either his current Employing Company or his Employing Company as of the date of his Separation from Service, as applicable, shall be responsible for paying his Pension Benefit.
(1) Calculation. Each Employing Company’s share of the Pension Benefit liability for a Participant who transferred employment or Separated from Service prior to January 1, 2019, shall be calculated by multiplying (A) the accumulated benefit obligation of the Participant under Accounting Standards Codification Section 715 as of December 31, 2018, by (B) a fraction where the numerator of such fraction is the Participant’s base rate of pay, as defined by the Administrative Committee, received by the Participant at the respective Employing Company as of his date of his Separation from Service or transfer of employment, as applicable, multiplied by the Accredited Service earned by the Participant at the respective Employing Company and where the denominator of such fraction is the sum of all numerators calculated for each respective Employing Company by which the Participant has been employed.
(2)    Settlement of Pension Benefit Liability. The Pension Benefit liability for such transferred Participant will be settled by any affected Employing Companies in December 2019, or as soon as administratively feasible thereafter, using the method described in this paragraph (b).
(3)    Payment. Such Pension Benefit liability will be paid by the Participant’s prior Employing Company(ies) to either his current Employing Company or his Employing Company as of the date of his Separation from Service, as applicable. An Employing Company’s share of a Participant’s Pension Benefit liability will be adjusted with interest from December 31, 2018 to the date such liability is settled with the Participant’s current Employing Company or the Employing Company as of the date of his Separation from Service, as applicable. For purposes of this paragraph (b)(3), the interest rate shall be the 30-year Treasury yield as published by the Department of Treasury for purposes of compliance with Code Section 417(e) determined for September of the calendar year preceding the year in which the transfer of Pension Benefit liability occurs.
2.
Except as amended herein by this Sixth Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Sixth Amendment to the Southern Company Supplemental Benefit Plan, as amended and restated as of June 30, 2016, this 4th day of December, 2019.

BENEFITS ADMINISTRATION COMMITTEE
By:	/s/James M. Garvie

Name:	James M. Garvie

Its:	Chairperson

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